Exhibit 10.20

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

NAPSTER, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT of Napster, LLC (the “Agreement”), dated as of May 19, 2003 (the “Effective Date”), by and between Roxio, Inc., a Delaware corporation, as the managing member (“Roxio”), and UMG Duet Holdings, Inc., a Delaware corporation (“UMG”), and SMEI Duet Holdings, Inc., a Delaware corporation (“SMEI”), as the non-managing members (collectively with Roxio, the “Members”).

W I T N E S S E T H:

WHEREAS, on May 19, 2003 Napster, LLC, which previously conducted its business as a Delaware general partnership under the name Duet I GP, was converted into a limited liability company pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act (the “Act”);

WHEREAS, on the date hereof, pursuant to the Purchase Agreement, Roxio purchased Interests equal to 99.6% of the issued and outstanding Interests of the Company;

WHEREAS, the Members now desire to amend and restate the Company’s original limited liability company operating agreement so as to admit Roxio as the managing member; and

WHEREAS, the Members hereby continue such limited liability company for the purposes and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by and among the parties hereto as follows:

ARTICLE I

DEFINITIONS AND GENERAL PROVISIONS

1.01    Certain Definitions.  As used herein:

“Accountants” has the meaning specified in Section 4.05, provided, however, with respect to any audited financial statements of Roxio, the term “Accountants” means the certified public accounting firm engaged by Roxio to audit such financial statements.

“Act” shall mean the Limited Liability Company Act of the State of Delaware, as the same may be amended from time to time.

“Affiliate” shall mean, with respect to any Person, any other Person who controls, is controlled by or is under common control with such Person.

“Aggregate Company Tax Liability” means, with respect to a Non-managing Member, the income tax liability assumed to be imposed with respect to such Non-managing Member’s share of the Company’s taxable income (including, without limitation, allocations pursuant to Section 704(c) of the Code) pursuant to Exhibit B since the inception of the Company through the end of the relevant Fiscal Year (excluding allocations with respect to Preferred Distribution Amounts), giving effect to such Member’s share of losses from the Company and computed at the highest federal and state tax rates applicable to any Member, less the product of the two rates.

“Allocations Exhibit” means Exhibit B.

“Capital Contribution” means a contribution by a Member to the capital of the Company pursuant to this Agreement.

“Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of Delaware, as it shall be amended from time to time.

“Change of Control” means the occurrence of any of the following, whether in a single transaction or a series of related transactions: (i) the sale, lease, transfer, conveyance or other disposition (including by way of merger or consolidation) of all or substantially all of (A) the assets of the Company or of Roxio, (B) the Napster Assets or the business operated under, or in connection with, the name “Napster” or any abbreviation or variation thereof, or (C) the Company or Roxio and its subsidiaries taken as a whole, to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act); provided, that, a transaction where the beneficial owners (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of a majority of the voting stock of the Company or Roxio immediately prior to such transaction “beneficially own,” directly or indirectly, 50% or more of the voting stock of such “person” or “group” immediately after such transaction will not be a Change of Control; (ii) the failure of Roxio to legally and beneficially own a majority of the issued and outstanding equity interests, and a majority of the voting equity, of the Company; (iii) the approval by the holders of equity of the Company or of Roxio of a plan for the liquidation or dissolution of the Company or Roxio, or (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), or a “group” (as defined above) becomes the “beneficial owner” (as defined above), directly or indirectly, of more than 50% of the voting equity of the Company or Roxio. For purposes of this definition, any transfer of an equity interest in an entity that was formed for the purpose of acquiring voting equity of the Company or Roxio will be deemed to be a transfer of such portion of such voting equity as corresponds to the portion of the equity of such entity that has been so transferred.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any amendatory or successor provision thereto.

“Company” has the meaning specified in Section 1.02.

“Consolidated” or “consolidated,” when used with reference to any accounting term, means the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.

“Consolidated Cash Flow” means, with respect to Roxio for any period as of any date, the consolidated cash flows from operations and cash flows from investing activities, in each case based on Net Income from such period, all as calculated in accordance with GAAP under FASB 95. For this calculation, however, amortization expenses from goodwill and intangibles (i) arising from acquisitions of any Non-Software Business for consideration consisting solely or in part of equity in Roxio (other than any such expenses in connection with the Transactions) will be added back until such expenses in the aggregate total ten million dollars $10,000,000, after which point no further such expenses will be added back and (ii) arising from acquisitions of any Non-Software Business solely for cash consideration shall be added back without limitation as to amount; provided that any amortization expenses from goodwill and intangibles arising from acquisitions of any Non-Software Business for consideration consisting partly of cash and partly of Roxio equity shall be allocated on a pro rata basis between clauses (i) and (ii) based on the relative percentages of cash and equity comprising the acquisition consideration. (For example, and without limiting the foregoing, if, in a particular period, amortization expenses totaling $1,000,000 were attributable to a Non-Software Business acquisition in which the acquisition consideration consisted of 50% cash and 50% equity, $500,000 of such expenses would count toward and be subject to the aggregate $10,000,000 limit specified in clause (i) above and $500,000 of such expenses would be treated as amortization expenses arising from an all-cash acquisition and added back to determine Consolidated Cash Flow.) If and to the extent Roxio or any of its Subsidiaries incurs any expenses for the benefit of the Non-Software Business, Roxio shall allocate such expenses to reduce Net Income in a commercially reasonable manner.

“Contribution Percentage” means the percentage that is equal to the Capital Contribution made by a Member expressed as a percentage of all of the Capital Contributions made by the Members, or such percentages as specified in Exhibit A hereto, as such exhibit may be amended from time to time.

“Cumulative Cash Flow” means, as of any date of determination, the Consolidated Cash Flow for Roxio for the period commencing on the Effective Date and ending as of such date of determination.

“Dispute Resolution Firm” has the meaning specified in Section 4.03(b).

“Effective Date” has the meaning in the preamble to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fiscal Quarter” means (i) the period commencing on the Effective Date and ending on June 30, 2003, (ii) any subsequent three-month period commencing on each of January 1, April 1, July 1 and October 1 and ending on the last date before the next such date and (iii) the period commencing on the immediately preceding January 1, April 1, July 1, or October 1, as the case may be, and ending on the date on which Roxio commences liquidation or dissolution.

“Fiscal Year” means the period commencing on April 1 and ending on March 31 of the subsequent year except as may otherwise be required by the Code or Treasury Regulations; provided, however, that (a) in the case of the Company’s first fiscal year, “Fiscal

Year” means the period from and including the date on which the Company is formed under the Act to and including the immediately following March 31 and (b) the final Fiscal Year of the Company shall end on the date on which the winding up of the Company is completed.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Indemnified Persons” has the meaning specified in Section 3.03.

“Interest” means, with respect to a Member, any and all ownership interests and rights of that Member in or with respect to the Company (or any successor entity), including, without limitation, such Company’s right to a share of the net profits and net losses of the Company, its right to distributions and to a share of the assets of the Company upon liquidation and its right to participate in the management of the affairs of the Company.

“Liquidating Member” has the meaning specified in Section 8.02.

“Majority-in-Interest” means such Members whose aggregate Contribution Percentages constitute more than one-half of the aggregate Contribution Percentages of all Members.

“Managing Member” means Roxio and any substitute or additional Members who may be admitted as a Managing Member of the Company pursuant to the terms of this Agreement.

“Members” means the Roxio, UMG, SMEI, and any other Person admitted as a Member subsequent to the date of this Agreement pursuant to its terms.

“Napster Assets” means those assets referred to in Section 6.10(a) of the Purchase Agreement.

“Net Income” means the net income of Roxio from the Non-Software Business as determined on a consolidated basis pursuant to GAAP; provided, however, that the following items shall be excluded from any calculation of Net Income hereunder: (i) any income or expense attributable to intangible assets generated from the Transactions and (ii) any tax benefits attributable to (A) the Transactions and/or (B) any operations of Roxio and/or its Subsidiaries other than the Non-Software Business. For clarity and example, the potential tax benefit from the amortization of the stepped up tax basis of the assets from the Transactions shall not be included in or benefit the Net Income, and the use of losses from the Non-Software Business to reduce and benefit the consolidated tax return of Roxio shall not benefit the Net Income. The provision of taxes in the Net Income will be calculated as if the Non-Software Business were a stand-alone tax-paying business entity.

“Non-managing Member” means each of UMG and SMEI, and any substitute or additional Member who may be admitted as a Non-managing Member of the Company pursuant to the terms of this Agreement.

“Non-Software Business” means (i) the businesses of the Company, (ii) any digital content services that are provided by Roxio or any of its Subsidiaries or Affiliates that are not natural persons, and (iii) any other businesses substantially derived from the businesses referred to in clauses (i) and (ii) above. For the avoidance of any confusion, the parties agree that no retail software business nor any hardware business shall be included in the Non-Software Business.

“Notices” has the meaning specified in Section 9.01.

“Option Amounts” means the amounts paid to the Non-managing Members under Article VII hereof.

“Person” means an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, unincorporated organization or a government or any agency or political subdivision thereof.

“Preferred Distribution Amount” has the meaning specified in Section 6.02(a).

“Preferred Distribution Calculation” has the meaning specified in Section 6.03(b).

“Preferred Distribution Cap” means an amount equal to fifty percent (50%) of the lesser of (i) $37,499,999 less the Share Value and (ii) $12.5 million.

“Purchase Agreement” means the agreement for the purchase of the Interests by Roxio by and among Roxio, UMG and SMEI entered into as of the Effective Date.

“Share Value” means an amount equal to (i) the aggregate number of Roxio Shares (as defined in the Purchase Agreement), multiplied by (ii) the average of the closing prices for a share of Roxio’s Common Stock on the NASDAQ Stock Market over the ten (10) trading day period commencing on the fifth business day following the Effective Date.

“Subsidiary” means with respect to any Person, any entity directly or indirectly controlled by such Person.

“Threshold Amount” means an amount equal to the sum of the Share Value and $12.5 million.

“Transactions” has the meaning given in the Purchase Agreement .

“Transfer” means any direct or indirect sale, assignment, gift, hypothecation, pledge or other disposition, whether voluntary or by operation of law, by sale of stock or partnership interests, or otherwise, of an Interest or of any entity which directly or indirectly through one or more intermediaries holds an Interest.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.

1.02    Name.  The name of the limited liability company being formed is Napster, LLC (the “Company”).

1.03    Principal Place of Business; Office.  The Company’s principal place of business shall be at such place in the United States as the Managing Member shall designate from time to time. The office of the Company will be located at 28 West 44th Street, New York, NY 10036, or any other place in the United States determined by the Managing Member. The registered agent for service of process and the registered office shall be that Person and location reflected in the Certificate as filed in the office of the Delaware Secretary of State.

1.04    Purposes.  The purposes of the Company shall be to conduct any lawful business, purpose or activity which may be engaged in by a limited liability company organized under the Act, as such business activities may be determined by the Managing Member from time to time. The Company shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes, and for the protection and benefit of its business.

1.05    Duration.  The Company shall be formed upon the filing of a Certificate of Formation with the Office of the Secretary of State of Delaware pursuant to the Act and shall continue until dissolved pursuant to Section 8.01.

1.06    Limitation of Liability.  The liability of each Member and each employee of the Company, if any, to third parties for obligations of the Company shall be limited to the fullest extent provided in the Act and other applicable law.

ARTICLE II

CAPITAL CONTRIBUTIONS; OTHER FINANCING;

INTERESTS IN THE COMPANY

2.01    Capital Contributions.  Each Member shall have Contribution Percentages as set forth in such Exhibit A, which Contribution Percentages shall be adjusted in Exhibit A from time to time to properly reflect the admission of new Members (if any) or any other event having an effect on a Member’s Contribution Percentage. No Member shall be required to make any additional Capital Contribution to the Company.

2.02    Withdrawal of Capital; Limitation on Distributions.  No Member shall be entitled to withdraw any part of its Capital Contributions to, or to receive any distributions from, the Company except as provided in Articles VI and VIII. No Member shall be entitled to demand or receive (i) interest on its Capital Contributions or (ii) any property from the Company other than cash except as provided in Section 8.02.

2.03    Restrictions on Transfers.  A Member may Transfer all, but not less than all, of its Interest in the Company with the prior written consent of the Managing Member, which consent shall not be unreasonably withheld or delayed, provided that a Member may Transfer all, but not less than all, of its Interest to another Member of the Company or to an Affiliate without the prior written consent of the Managing Member, provided, further, that in the event any Non-managing Member effects any Transfer of its Interest in the Company permitted hereunder, then the transferee with respect to such permitted Transfer shall have the benefit of all rights under Section 4.03(a) and Section 4.05 of this Agreement, subject to reasonable confidentiality interests of Roxio and any Affiliates of Roxio. Neither the Interests (or any interest therein) may be Transferred if such Transfer would cause there to be more than 95 “partners” in the Company for purposes of Treasury Regulation .7704-1(h). The Managing Member may require an unqualified opinion of counsel to the effect that any Transfer may be effected without registration under the Securities Act of 1933, as amended, and without causing the Company to be a publicly traded partnership for federal income tax purposes. Upon an approved Transfer, Exhibit A hereto shall be amended accordingly. Any Transfer in violation of this Section 2.03 shall be null and void ab initio.

ARTICLE III

MANAGEMENT

3.01    Management by the Managing Member.

(a)    General Provisions.  The management of the Company shall be vested solely in the Managing Member. The Managing Member shall have the exclusive power and authority on behalf and in the name of the Company to carry out the purposes of the Company to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary or advisable in connection therewith and to take any and all actions not inconsistent with the limitations contained in this Agreement necessary to operate the business of the Company.

(b)    Delegation of Powers.  The Members may by an instrument in writing delegate their powers, but not their responsibilities, to officers or agents or employees of the Company or of any Member or to any other Person; provided, however, that no Person shall be entitled to rely on such delegation unless presented with a copy of such written instrument.

(c)    Bank Accounts.  The Managing Member shall cause the Company to open and maintain bank accounts, and all funds of every kind and nature received by the Company shall be deposited in such accounts. Signatories for such accounts shall be authorized from time to time by the Managing Member.

3.02    Admission of New Members.  New or additional Members may be admitted to the Company at any time upon the written consent of the Managing Member. In the event of the admission of new or additional Members, Exhibit A shall be amended accordingly. Notwithstanding the foregoing, no new or additional Members may be admitted to the Company if such admission would cause the Company to be treated as an association taxable as a corporation for federal income tax purposes, cause the Company to be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code, violate or cause the Company to violate any applicable federal, state, local or foreign law, rule or regulation including, without limitation, the Securities Act of 1933, as amended, or any other applicable federal, state, local or foreign securities laws, rules or regulations, or cause the Company to be an investment company required to be registered under the Investment Company Act of 1940, as amended.

3.03 Indemnification. Any Person made, or threatened to be made, a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was (i) a Member, or (ii) an employee, officer, director, shareholder or partner of a Member, or (iii) such other persons (including employees of the

Company) as the Managing Member may designate from time to time, in its sole and absolute discretion (collectively, the “Indemnified Persons”), shall be indemnified by the Company for any losses or damage sustained with respect to such action or proceeding, and the Company shall advance such Indemnified Person’s reasonable related expenses to the fullest extent permitted by law. The Company shall have the power to purchase and maintain insurance on behalf of the Indemnified Persons against any liability asserted against or incurred by them. The duty of the Company to indemnify the Indemnified Persons under this Section shall not extend to actions or omissions of any Indemnified Person which are grossly negligent or which involve fraud, misrepresentation, bad faith, or other willful misconduct by such Indemnified Person or which are in material breach or violation by such Indemnified Person of this Agreement or which are in derogation of the fiduciary duties owed by such Indemnified Person to the Company and the Members, in each case as determined by a court of competent jurisdiction. No Indemnified Person shall be liable to the Company or any other Member for actions taken in good faith. The duty of the Company to indemnify the Indemnified Persons under this Section 3.03 shall be limited to the assets of the Company, and no recourse shall be available against any Member for satisfaction of such indemnification obligations of the Company. Notwithstanding the foregoing or any contrary provision of this Agreement, no Person shall be entitled to indemnification from the Company pursuant to this Section 3.03 in respect of any matter as to which such Person is obligated to provide indemnification to another Person pursuant to the Purchase Agreement.

ARTICLE IV

ALLOCATIONS AND OTHER TAX AND ACCOUNTING MATTERS

4.01    Allocations.  Income, gain, loss and deduction of the Company shall be allocated for federal income tax and applicable state and local income tax purposes pursuant to the provisions of the Allocations Exhibit.

4.02    Books of Account.  At all times during the continuance of the Company, the Managing Member shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with GAAP wherein shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the Company’s business, and all of such other transactions, matters and things relating to the business of the Company as are usually entered in books of account kept by persons engaged in a business of a like kind and character. In addition, the Managing Member shall cause the Company to keep all records as required to be kept pursuant to the Act. The books and records of account shall be kept at the principal office of the Company, and the Members shall at all reasonable times have access to such books and records and the right to inspect the same.

4.03    Right to Inspect and Audit; Dispute Resolution.

(a)    Each Member shall have the right, at its expense, to examine and/or audit all the books of account or financial records of the Company, to make copies or extracts therefrom, and to discuss the financial condition and accounts and records of the Company with the officers of the Company, the Managing Member and the Accountants. Roxio shall additionally provide, and shall cause its applicable Subsidiaries to provide, to the Non-managing Members reasonable access to their respective books and records pertaining to the Non-Software Business for purposes of the Preferred Distribution

Calculation and/or the determination of any payment due to the Non-managing Members pursuant to Section 6.03(c) hereof.

(b)    In the event of a disagreement regarding any financial records or a Preferred Distribution Calculation or any matter related thereto (e.g., any financial statements delivered pursuant to Section 4.03(a) or any expense allocation as contemplated in the last sentence of the definition of Consolidated Cash Flow), upon written notice, the parties shall in good faith attempt to resolve such disagreement within fifteen (15) calendar days of the date of such notice. If the parties cannot agree within such fifteen (15)-day period, such parties shall each submit their positions, together with the basis for such positions, to any mutually acceptable third party (or, if such parties cannot so agree, a “Big 4” accounting firm that has not represented any of the parties to such disagreement within the prior two (2) year period) (the “Dispute Resolution Firm”). Such third party shall have thirty (30) calendar days to resolve each disagreement, choosing either the Managing Member’s or the Non-managing Member’s basis for each position. The Managing Member shall then revise the financial statements prepared for purposes of the Preferred Distribution Calculation, if necessary, to reflect the resolution of each disagreement, and shall distribute any additional Preferred Distribution Amounts due as a result thereof. The Managing Member shall ensure that all such future financial statements and Preferred Distribution Calculations are prepared on a basis consistent with the resolution of any prior disagreements. The Managing Member and the Non-managing Members shall utilize the same mutually acceptable third party for all future disagreements under this Section 4.03 until and unless such third party declines to participate in any dispute resolution, in which case the Managing Member and the Non-managing Members shall, in the event of a subsequent disagreement, select another such third party to resolve any differences. The Managing Member shall pay fifty percent (50%) of any third party’s costs and expenses associated with any disagreement resolved under this Section 4.03; the Non-managing Member party to such dispute shall pay the remaining fifty percent (50%) of such costs and expenses.

4.04    Termination of Rights and Obligations.  The rights and obligations of the Non-managing Members under Section 4.03 of this Agreement shall terminate on the first to occur of (i) the receipt by the Non-managing Members of Preferred Distribution Amounts collectively equal to the Preferred Distribution Cap, (ii) a Change of Control with respect to the Company or Roxio described in Section 6.02(c)(iii) (unless there is then pending any dispute with respect to any Preferred Distribution Amount, in which event the rights of the Non-managing Members pursuant to Section 4.03 shall continue until the resolution of any such dispute) or (iii) the receipt by the Non-managing Members of the full amount payable to them upon a Change of Control described in Sections 6.02(c)(i) or 6.02(c)(ii) (unless there is then pending any dispute with respect to any Preferred Distribution Amount, in which event the rights of the Non-managing Members pursuant to Section 4.03 shall continue until the resolution of any such dispute).

4.05    Reports.  The Managing Member shall cause the firm or firms of independent certified public accountants selected by the Managing Member on behalf of the Company (the “Accountants”) to audit the books and records of the Company and to prepare statements and reports in connection therewith, and the Managing Member shall cause to be delivered to the Members, promptly after their preparation, copies of financial statements for the Company (balance sheets, statement of income, statement of partners’ equity and statement of cash flows) prepared in accordance with GAAP and accompanied by an independent auditor’s report, together with the reports thereon, and all supplementary schedules and information, prepared by the Accountants.

4.06    Audits.  Not less frequently than annually, the books and records of the Company shall be audited by the Accountants.

4.07    Tax Elections and Returns.  All elections required or permitted to be made by the Company under any applicable tax law shall be made by the Managing Member. The Managing Member shall cause the Accountants to prepare and file all state and federal tax returns of the Company on a timely basis, and shall furnish copies thereof to the Members with required partnership schedules showing allocations of book and tax items.

4.08    Tax Matters Partner.  The Managing Member is hereby designated as the “Tax Matters Partner” within the meaning of Section 6231(a)(7) of the Code for the Company; provided, however, in exercising its authority as Tax Matters Partner it shall be limited by the provisions of this Agreement affecting tax aspects of the Company.

4.09    Partnership and Partner Status.  Each Member acknowledges that it understands and intends that the arrangement created hereunder is a partnership for federal (and applicable state and local) income tax purposes and that it intends and expects to be treated as a partner thereof for such purposes. The Members agree that, unless otherwise required by appropriate tax authorities, neither the Company nor any Member shall file or cause to be filed annual returns, reports or other forms inconsistent with such stated intent. No election to treat the Company other than as a partnership for federal income tax purposes or any relevant state or local tax purposes shall be made by or on behalf of the Company or any Member.

ARTICLE V

EMPLOYMENT OF AFFILIATES

5.01    Parties Employed.  Subject to the approval of the Managing Member, the Company may contract for services to be performed for the Company by Members or Affiliates of any Member. In the case of the employment of a Member or of Affiliates of a Member, the compensation to be paid by the Company to such Member or Affiliates shall be not greater than the compensation generally paid to third parties for comparable services in comparable locations.

ARTICLE VI

DISTRIBUTIONS

6.01    Regular Distributions to All Members.  Except as otherwise provided in this Article VI, distributions shall be made to the Members at such time and in such amounts as determined by the Managing Member and shall be made among the Members in cash or other property as the Managing Member shall determine. Distributions pursuant to this Section 6.01 shall be made according to the Member’s respective Contribution Percentages.

6.02    Special Distributions to the Non-managing Members.

(a)    Notwithstanding the foregoing, and subject to Section 6.02(b) below and to Roxio’s rights under the Purchase Agreement, including without limitation its offset rights pursuant to Section 7.6 of the Purchase Agreement, the Company shall distribute to each of the Non-managing Members a preferred cash distribution (each such distribution, a “Preferred Distribution Amount”), on a quarterly basis, in an amount equal to ten percent (10%) of the Cumulative Cash Flow, without duplication.

(b)    For the avoidance of doubt, (i) without limitation of Roxio’s rights under the Purchase Agreement, including without limitation its offset rights pursuant to Section 7.6 of the Purchase Agreement, under no circumstances shall the Non-managing Members be required to return any Preferred Distribution Amounts to the Company, whether Cumulative Cash Flow decreases as of a subsequent determination date or otherwise and (ii) in no event shall the aggregate distributions pursuant to this Section 6.02 to UMG, SMEI and any other Persons who, from time to time, hold the Interest held by UMG and SMEI as of the Effective Date collectively exceed an amount equal to two times the Preferred Distribution Cap.

(c)    Change of Control; Liquidation.

(i)    Proceeds Equal to or Greater than $175 Million.  No later than the date, if ever, on which there is (1) a Change of Control of the Company or Roxio after the Effective Date, or (2) a liquidation of the Company pursuant to Article VIII, in either case that results in Proceeds (as defined below) greater than or equal to $175 million, then (A) the Company shall distribute to each Non-managing Member an amount equal to the Preferred Distribution Cap, less an amount equal to 50% of the aggregate Preferred Distribution Amounts previously distributed pursuant to Section 6.02(a) and (B) upon the distribution by the Company of the amounts distributable pursuant to the foregoing clause (A), but subject to the procedures of, and the resolution of any dispute in accordance with, Section 6.02(c)(iv), all rights under Section 6.02(a) and Section 6.02(c) shall immediately terminate.

(ii)    Proceeds Greater than Threshold Amount.  No later than the date, if ever, on which there is (1) a Change of Control of the Company or Roxio after the Effective Date, or (2) a liquidation of the Company pursuant to Article VIII, in either case that results in Proceeds greater than the Threshold Amount but less than $175 million, then (x) if the Change of Control or liquidation occurs before the fourth anniversary of the Effective Date, then the Company shall distribute to each Non-managing Member an amount equal to sixty-five percent (65%) of the Preferred Distribution Cap, less an amount equal to 50% of the aggregate Preferred Distribution Amounts distributed pursuant to Section 6.02(a); (y) if the Change of Control or liquidation occurs on or after the fourth anniversary but before the fifth anniversary of the Effective Date, then the Company shall distribute to each Non-managing Member an amount equal to forty percent (40%) of the Preferred Distribution Cap, less an amount equal to 50% of the aggregate Preferred Distribution Amounts distributed pursuant to Section 6.02(a); or (z) if the Change of Control or liquidation occurs on or after the fifth anniversary of the Effective Date, then the Company shall distribute to each Non-managing Member an amount equal to twenty-five percent (25%) of the Preferred Distribution Cap, less an amount equal to 50% of the aggregate Preferred Distribution Amounts distributed pursuant to Section 6.02(a). Upon the distribution of the amounts distributable pursuant to this Section 6.02(c)(ii), but subject to the procedures of, and the resolution of any dispute in accordance with, Section 6.02(c)(iv), all rights under Section 6.02(a) and this Section 6.02(c) shall immediately terminate.

(iii)    Proceeds Equal to or Less than the Threshold Amount.  No later than the date, if ever, on which there is (1) a Change of Control of the Company or Roxio after the Effective Date, or (2) a liquidation of the Company pursuant to Article VIII, in either case that results in Proceeds less than the Threshold Amount, then no distribution shall be made to the Non-managing Members, and subject to the procedures of, and the resolution of any dispute in accordance with, Section 6.02(c)(iv), all rights under Section 6.02(a) (other than to receive any then distributable but not yet paid Preference Distribution Amounts) and this Section 6.02(c) shall immediately terminate.

(iv)    Proceeds.  For purposes of this Section 6.02(c), “Proceeds” means (x) in the case of a Change of Control of the Company, the total consideration with respect to the transaction resulting in such Change of Control (including, without limitation, the amount of all debt for borrowed money assumed in such transaction), (y) in the case of a Change of Control of Roxio, the total consideration with respect to the transaction resulting in such Change of Control (including, without limitation, the amount of all debt for borrowed money assumed in such transaction), but only to the extent attributable to the Non-Software Business (as reasonably determined by the Managing Member in good faith); and (z) in the case of a liquidation of the Company, the proceeds from such liquidation net of all liabilities of the Company, except for any intercompany debt owed by the Company to Roxio or any Affiliate of Roxio (other than such Affiliates who are natural persons). In the event of a Change of Control or liquidation, the Managing Member shall promptly provide to the Non-managing Members a written report of the Managing Member’s calculation of the Proceeds therefrom (including reasonably sufficient detail to permit each Non-managing Member to understand the basis of such calculation). If the Non-managing Members do not object in writing to the Managing Member within ten (10) business days after the receipt by the Non-managing Members of such report, the Managing Member’s calculation of Proceeds shall be conclusive and binding for the purpose of Section 6.02(c). If the Non-managing Members object in writing to the Managing Member within ten (10) business days after receipt by the Non-managing Members of such report, a determination of any disputed calculations of Proceeds shall be made by the Dispute Resolution Firm, with costs of such determination to be shared on a fifty-fifty basis as between the Managing Member, on the one hand, and the Non-managing Members collectively, on the other hand.

6.03    Timing of Preferred Distribution Amounts and Reports.

(a)    Financial Statements.  In addition to the reports provided under Section 4.05, for purposes of computing the Preferred Distribution Amount, the Managing Member shall deliver to the Non-managing Members the following:

(i)    no later than the 45th day after the end of each Fiscal Quarter (except for a Fiscal Quarter ended on March 31, in which case no later than the 90th day after the end of such Fiscal Quarter), consolidated financial statements for the Non-Software Business as of the end of such quarter, certified by the Chief Financial Officer of Roxio as to the accuracy thereof; and

(ii)    promptly after the sending or filing thereof, financial statements or reports which Roxio has made to its stockholders generally and copies of any regular, periodic and special reports or registration statements which Roxio or any of its subsidiaries files with the Securities and Exchange Commission or similar governmental authority or any national securities exchange.

(b)    Preferred Distribution Calculation.  For purposes of computing the Preferred Distribution Amount, no later than the 45th day after the end of each Fiscal Quarter (except for a Fiscal Quarter ended on March 31, in which case no later than the 90th day after the end of such Fiscal Quarter), the Company shall calculate the Cumulative Cash Flow as of the last day of such Fiscal Quarter and determine whether any Preferred Distribution Amount is due, and if so, in what amount (the “Preferred Distribution Calculation”). The Preferred Distribution Calculation as of the last day of each Fiscal Quarter, which shall contain sufficient detail to permit each Member to understand the basis of such Preferred Distribution Calculation and to evaluate the conformity of such calculation with the requirements set forth in this Article VI, shall be sent by the Company to each Member no later than the 45th day after the end of such Fiscal Quarter (except for the Fiscal Quarter ended on March 31, in which case no later than the 90th day after the end of such Fiscal Quarter) and the Preferred Distribution Amount, if any, shown as due thereon shall be distributed by the Company to each of the Non-managing Members in immediately available funds concurrently therewith.

6.04    Tax Distribution.  Notwithstanding any other provision of this Article VI, at the end of each Fiscal Year, to the extent any Non-managing Member’s Aggregate Company Tax Liability exceeds the aggregate amounts distributed to such Member pursuant to this Article VI since the inception of the Company (excluding distributions pursuant to Section 6.02), an amount of cash shall be distributed by the Company to each such Non-managing Member in proportion to its Contribution Percentage until each Non-managing Member has received a total amount under this Article VI since the inception of the Company equal to its Aggregate Company Tax Liability, and such distributions under this Section 6.04 shall reduce any amounts otherwise distributable to the Non-managing Members under Sections 6.01 and 6.02 hereof.

6.05    Restoration of Funds.  Except as otherwise provided by law, no Member shall be required to restore to the Company any funds properly distributed to it pursuant to this Article IV.

6.06    Withholding on Distributions.  The Company shall seek to qualify for and obtain exemptions from any provision of the Code or any provision of state, local or foreign tax law that would otherwise require the Company to withhold amounts from the payment or distributions to the Members. If the Company does not obtain any such exemption, the Company is authorized to withhold from any payment or distribution to any Member and to pay to the relevant tax authority any amounts that are required to be withheld pursuant to the Code or any provision of state, local or foreign tax law. Any amount so withheld shall be treated for all purposes as a distribution to which the Member would otherwise be entitled.

ARTICLE VII

CALL OPTION

7.01    Call Option for Non-managing Member Interests.  At any time after UMG and any other Persons who, from time to time, hold the Interest held by UMG on the Effective Date (each, a “UMG Holder”) have collectively received amounts under Section 6.02 equal in the aggregate to the Preferred Distribution Cap, the Managing Member may give written notice to UMG or any UMG Holder, as applicable, of its intent to purchase all, but not less than all, of such Person’s Interest, in which event the Managing Member shall be entitled to purchase the Interest of such Person for an amount equal to the greater of (a) zero and (b) the amount of such Person’s Capital Account balance. At any time after SMEI and any other Persons who, from time to time, hold the Interest held by SMEI on the Effective Date (each, a “SMEI Holder”) have collectively received amounts under Section 6.02 equal in the aggregate to the Preferred Distribution Cap, the Managing Member may give written notice to SMEI or any SMEI Holder, as applicable, of its intent to purchase all, but not less than all, of such Person’s Interest, in which event the Managing Member shall be entitled to purchase the Interest of such Person for an amount equal to the greater of (a) zero and (b) the amount of such Person’s Capital Account balance.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

8.01    Dissolution.  The Company shall be dissolved upon the occurrence of any of the following:

(a)    The acquisition by a Member of all of the Interests of the other Members;

or

(b)    The unanimous decision of the Members to dissolve the Company.

8.02    Winding up Affairs and Distribution of Assets.  (a) Upon dissolution of the Company (except dissolution pursuant to Section 8.01(c)), the Managing Member shall be the liquidating Member (the “Liquidating Member”) and shall proceed to wind up the affairs of the Company, liquidate the remaining property and assets of the Company and wind-up and terminate the business of the Company. The Liquidating Member shall cause a full accounting of the assets and liabilities of the Company to be taken and shall cause the assets to be liquidated and the business to be wound up as promptly as possible by either or both of the following methods, at the election of the Managing Member: (1) selling the Company assets and distributing the net proceeds therefrom (after the payment of Company liabilities) to the Members according to the priorities set forth in Article VI; or (2) distributing the Company assets to the Members in kind according to the priorities set forth in Article VI, with each Member accepting an undivided interest in the Company assets (subject to their liabilities), provided, however, in the event the Managing Member elects to liquidate the Company pursuant to this clause (2), the Managing Member shall provide to the Non-managing Members a written report of the Managing Member’s calculation of the fair market value of the assets to be distributed. If the Non-managing Members do not object in writing to the Managing Member within ten (10) business days after receipt by the Non-managing Members of such report, the Managing Member’s calculation of fair market value shall be conclusive and binding for the purposes of this clause (2). If the Non-managing Members object in writing to the Managing Member within ten (10) business days after receipt by the Non-managing Members of such report, a determination of any disputed calculations of fair market value of the assets shall be made by the Dispute Resolution Firm, with the costs of such determination to be shared on a fifty-fifty basis as between the Managing Member, on the one hand, and the Non-Managing Members collectively, on the other hand.

(b)    If the Company shall employ method (1) as set forth in Section 8.02(a) in whole or in part as a means of liquidation, then the proceeds of such liquidation shall be applied in the following order of priority: (i) first, to the expenses of such liquidation; (ii) second, to the debts and liabilities of the Company to third parties, if any, in the order of priority provided by law; (iii) third, a reasonable reserve shall be set up to provide for any contingent or unforeseen liabilities or obligations of the Company to third parties (to be held and disbursed, at the discretion of the Liquidating Member, by an escrow agent selected by the Liquidating Member) and at the expiration of such period as the Liquidating Member may deem advisable, the balance remaining in such reserve shall be distributed as provided herein; (iv) fourth, to debts of the Company to the Members or their Affiliates and any fees and reimbursements payable under this Agreement; (v) fifth, to the Members in accordance with the priorities and provisions set forth in Article VI.

(c)    In connection with the liquidation of the Company, the Members severally, jointly, or in any combination upon which they may agree, shall have the first opportunity to make bids or tenders for all or any portion of the assets of the Company, and such assets shall not be sold to an outsider except only for a price higher than the highest and best bid of a single Member, the Members jointly, or a combination of Members. Any bid made by a Member or Members for all or any portion of the assets shall be made, if at all, within thirty (30) days after the Liquidating Member or any other Member shall have requested such bids. A copy of each bid shall be delivered by the Liquidating Member to each Member. Unless otherwise agreed by all Members, no Member shall be entitled to raise its bid after submission thereof, whether in response to a bid received by the Company from any other Member or third party, or otherwise.

ARTICLE IX

MISCELLANEOUS

9.01    Notices.

(a)    All Notices, consents, approvals, reports, designations, requests, waivers, elections and other communications (collectively, “Notices”) authorized or required to be given pursuant to this Agreement shall be given in writing and either personally delivered to the Member to whom it is given or delivered by an established delivery service by which receipts are given or mailed by registered or certified mail, postage prepaid, or sent by telex or telegram or electronic telecopier, addressed to the Member at its address listed on Exhibit A hereto.

(b)    All Notices shall be deemed given when delivered or, if mailed as provided in this Section on the third (3rd) day after the day of mailing, and if sent by telex or telegram or telecopier or overnight delivery service, twenty-four (24) hours after the time of dispatch. Any Member may change its address for the receipt of Notices at any time by giving Notice thereof to all of the other Members, in which event Exhibit A hereto shall be amended accordingly. Notwithstanding the requirement as to the use of registered or certified mail, any routine reports required by this Agreement to be submitted to Members at specified times may be sent by first-class mail.

9.02    Other Provisions.

(a)    Certificate Requirements.  From time to time the Members shall sign and acknowledge all such writings as are required to amend the Certificate or for the carrying out of the terms of this Agreement or, upon dissolution of the Company, to cancel such Certificate.

(b)    Entire Agreement.  This Agreement supersedes all prior agreements and understandings among the Members with respect to the subject matter hereof.

(c)    Amendment or Modification.  No amendment, change or modification of this Agreement shall be of any force unless such change or modification is in writing and has been unanimously approved and signed by the Members.

(d)    Waivers.  No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the Member against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

(e)    Severability.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(f)    Further Assurances.  Each Member shall execute such deeds, assignments, endorsements, evidences of Transfer and other instruments and documents and shall give such further assurances as shall be necessary to perform its obligations hereunder.

(g)    Governing Law.  This Agreement shall be governed by and be construed in accordance with the laws of the State of Delaware.

(h)    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(i)    Limitation on Rights of Others.  No Person other than a Member shall have any legal or equitable right, remedy or claim under or in respect of this Agreement, except to the extent of an assignment expressly permitted hereunder.

(j)    Number and Gender.  As used in this Agreement, all pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

(k)    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.

(l)    Waiver of Partition.  Each Member hereby waives its right to bring an action for partition of any of the property owned by the Company.

(m)    Authorized Persons.  The Managing Member is hereby designated as an authorized person to sign the Company’s Certificate of Formation and any other documents that are appropriate and necessary to effectuate the purpose of this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the 19th day of May, 2003.

MANAGING MEMBER:

ROXIO, INC.

By:	/s/ Wm. Christopher Gorog
Name: Wm. Christopher Gorog Title: President and Chief Executive Officer
NON-MANAGING MEMBERS: UMG DUET HOLDINGS, INC.

By:	/s/ Michael Ostroff
Name: Title:

SMEI DUET HOLDINGS, INC.

By:	/s/ Lisa Weiss
Name: Lisa Weiss Title: Secretary

Exhibit A

CAPITAL ACCOUNT EXHIBIT

MEMBER	CLASS OF MEMBER	INITIAL CAPITAL ACCOUNT	CONTRIBUTION PERCENTAGES
Roxio 455 El Camino Real Santa Clara, California 95050	Managing Member	$15,475,565.14*	99.6%

UMG c/o Universal Music Group 2220 Colorado Avenue Santa Monica, California 90404	Non-managing Member	$31,075.43*	0.2%

SMEI c/o Sony Music Entertainment Inc. 550 Madison Avenue New York, New York 10022	Non-managing Member	$31,075.43*	0.2%

* Subject to adjustment to take into account the operations of the Company through the Effective Date, as contemplated by Section 6.3(c) of the Purchase Agreement.

Exhibit B

ALLOCATIONS EXHIBIT

The provisions of this Allocations Exhibit (“Allocations Exhibit”) form a part of and are incorporated into the Agreement to which it is attached as if these provisions were set forth in full in the Agreement. Initial capitalized terms set forth in this Allocations Exhibit and not otherwise defined in the Agreement shall have the meaning specified for such terms in Section I of this Allocations Exhibit.

I.    Certain Definitions Relating to Tax Issues.  For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Allocations Exhibit:

A.    “Capital Account” shall have the meaning set forth in Paragraph A of Section II of this Allocations Exhibit. The initial Capital Accounts of the Members are set forth on Exhibit A.

B.    “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(1)    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be such asset’s gross fair market value at the time of such contribution;

(2)    The Gross Asset Value shall be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that the depreciation deduction taken into account each Fiscal Year for purposes of adjusting the Gross Asset Value of an asset shall be the amount of Depreciation with respect to such asset taken into account for purposes of computing Net Profits or Net Losses for the Fiscal Year;

(3)    The Gross Asset Value of any asset distributed to a Member by the Company shall be such asset’s gross fair market value at the time of such distribution; and

(4)    Upon election by the Managing Member, the Gross Asset Value of all Company assets shall be adjusted upon the events and in the manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

C.    “Net Profits” and “Net Losses” means an amount equal to the Company’s taxable income or loss, as the case may be, for a period (or from a transaction) as determined in accordance with Code Section 703(a), computed with the following adjustments: (1) any income that is exempt from federal income tax shall be added to the taxable income or loss; (2) any expenditure of the Company described in Code Section 705(a)(2)(B) (including pursuant to Treasury Regulations under Code Section 704(b)) shall be subtracted from taxable income or loss; (3) gain or loss resulting from the disposition of any Company asset shall be computed based upon the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of the asset differs from its Gross Asset Value; (4) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing the taxable income or loss, there will be taken into account Depreciation (for these purposes, “Depreciation” will mean an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted tax basis at the beginning of the Fiscal Year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year or other period bears to the beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year or other period is zero, Depreciation will be determined by reference to the beginning Gross Asset Value using any reasonable method); (5) if the Gross Asset Value of any Company asset is adjusted pursuant to Paragraph B(4) of this Section I of this Allocations Exhibit, the amount of the adjustment will be taken into account as gain or loss from the disposition of the asset for purposes of computing Net Profits or Net Losses; (6) the amount of any adjustments to the Gross Asset Values of any assets pursuant to Code Section 743 shall not be taken into account; and (7) any items specially allocated under Section IV of this Allocations Exhibit shall not be taken into account.

D.    “Partner Nonrecourse Debt Minimum Gain” shall have the meaning ascribed to “partner nonrecourse debt minimum gain,” as set forth in and determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

E.    “Partnership Minimum Gain” shall have the meaning ascribed to “partnership minimum gain,” as set forth in and determined in accordance with Treasury Regulations Sections 1.704-2(b)(2) and (d)(1).

II.    Capital Accounts.

A.    A separate capital account will be maintained for each Member on the Company’s books and records (a “Capital Account”). Each Member’s Capital Account will from time to time be (i) increased by (A) the amount of cash and the Gross Asset Value of any property contributed by the Member to the Company (net of liabilities secured by the property or to which the property is subject), and (B) all items of income and gain allocated to the Member pursuant to this Allocations Exhibit, and (ii) decreased by (A) the amount of money and the Gross Asset Value of any other Company assets distributed to the Member by the Company (net of liabilities secured by the property or to which the property is subject), and (B) all items of deduction and loss allocated to the Member pursuant to this Allocations Exhibit.

B.    For purposes of this Section II, an assumption of a Member’s unsecured liability by the Company will be treated as a distribution of money to that Member, and an assumption of the Company’s unsecured liability by a Member will be treated as a cash contribution to the Company by that Member.

C.    If any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

D.    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and will be interpreted and applied in a manner consistent with therewith.

III.    General Allocations of Net Profits and Net Losses.

A.    Except as otherwise provided in Section IV of this Allocations Exhibit, Net Profits or Net Losses will be allocated to each Member in such manner as to cause the balance in the Member’s Capital Account, immediately after making all of the allocations required for the relevant Fiscal Year, to equal (as nearly as possible) (a) the distributions that would be made to the Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their respective Gross Asset Values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing the liability), and the net assets of the Company were distributed to the Members in accordance with the terms of the Agreement immediately after making the allocation, minus (b) the Member’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately before the hypothetical sale of assets, minus (c) the Member’s obligation to make any capital contribution pursuant to the Agreement.

B.    The allocation provisions contained in this Section III are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder.

IV.    Overriding Allocations of Net Profits and Net Losses.

A.    Subject to the exceptions stated in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4), if there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain during a Fiscal Year, each Member will be specially allocated items of income and gain for Capital Account purposes for the year (and, if necessary, for subsequent years) in an amount equal to the Member’s share of the net decrease during the year (which share of the net decrease will be determined under Treasury Regulations Sections 1.704-2(g)(2) and 1.704-2(i)(5)). The Members intend that this Paragraph A comply with the minimum gain chargeback requirements in the Treasury Regulations and will be interpreted consistently therewith.

B.    In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance in such Member’s Capital Account as quickly as possible (increasing the Member’s Capital Account for such purposes by any amount that the Member is obligated to restore or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) or 1.704-2(i)(5), and decreasing the Member’s Capital Account for such purposes by the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)).

C.    Net Losses of the Company shall not be allocated to a Member if such allocation would result in the Member having a deficit balance in its Capital Account (increasing the Member’s Capital Account for such purposes by any amount that the it is obligated to restore or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) or 1.704-2(i)(5), and decreasing the Member’s Capital Account for such purposes by the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)).

D.    No Net Profits shall be allocated to a Non-managing Member with respect to a distribution of a Preferred Distribution Amount for a Fiscal Year unless such Member has actually received such Distribution in the same Fiscal Year, or within ninety (90) days following the end of such Fiscal Year.

E.    In the event that Net Profits, Net Losses or items thereof are allocated to one or more Members pursuant to Paragraphs A or B of this Section IV, subsequent Net Profits and Net Losses will first be allocated (subject to the provisions of Paragraphs A and B of this Section IV) to the Members in a manner designed to result in each Member having a Capital Account balance equal to what it would have been had the original allocation of Net Profits, Net Losses or items thereof pursuant to Paragraphs A and B of this Section IV not occurred.

F.    Except as otherwise provided in this Agreement, or as required by the Code, for tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to the Members in the same manner as are Net Profits and Net Losses; subject to the provisions of Code Section 704(c).

G.    In the event that the Company incurs any nonrecourse liabilities, the provisions of Treasury Regulations Section 1.704-2 shall apply.

V.    Tax Allocations.  All items of income, gain, loss or deduction for federal, state and local income tax purposes will be allocated in the same manner as the corresponding “book” items are allocated under Sections III and IV of this Allocations Exhibit; provided, however, that in the case of any Company asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes, income, gain, loss and deduction with respect to the asset will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in accordance with the principles of Sections 704(b) and 704(c) of the Code. Allocations pursuant to this Section V are solely for tax purposes and will not affect the computation of any Member’s Capital Account, except as otherwise required under the Code.

VI.    Allocations upon Transfer or Admittance.  In the event that a Member acquires an interest in the Company, an equal portion of the Net Profits or Net Losses from operation of the Company for the Fiscal Year in which such acquisition occurs shall be allocated to each day of such Fiscal Year, and the Net Profits and Net Losses so allocated to the portion of the Fiscal Year prior to the date of the acquisition of the interest in the Company by the Member shall be reallocated among the Members without giving effect to such acquisition, and the Net Profits and Net Losses so allocated to the portion of the Fiscal Year from and after the date of the acquisition of such interest shall be allocated among the Members by giving effect to such acquisition.